EXHIBIT 99.1



News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160



                      SILGAN HOLDINGS INITIATES QUARTERLY
                      DIVIDEND; ANNOUNCES INITIAL QUARTERLY
                           DIVIDEND OF $0.15 PER SHARE


STAMFORD, CT, May 3, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that its Board of Directors has initiated a quarterly cash dividend on its common stock. The Board of Directors approved a $0.15 per share quarterly cash dividend, payable on June 15, 2004 to the holders of record of common stock of the Company on June 1, 2004. The Board of Directors indicated that the initiation of quarterly cash dividends on the common stock of the Company was reflective of the Company's strong and stable cash flow.

The Company stated that payment of a quarterly cash dividend on its common stock would have no effect on its expectation to reduce its debt by $200 to $300 million over the next three years, of which at least $75 million is expected in 2004.

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SILGAN HOLDINGS
May 3, 2004
Page 2



Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.3 billion in 2003. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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